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EXHIBIT 99.1

EXHIBIT 99.1

Contact:
Sylvia Wheeler	Margaret Stanford Shubny
Director, Corporate Communications	Director, Corporate Communications
Cerus Corporation	Baxter Healthcare Corporation
(925) 288-6061	(847) 948-3951

CERUS AND BAXTER REPORT PRIMARY ENDPOINT MET IN
U.S. PHASE III TRIAL OF THE INTERCEPT PLASMA SYSTEM
- Data Support Submission for U.S. Regulatory Approval -

CONCORD, Calif., and DEERFIELD, Ill., August 17, 2001—Cerus Corporation (Nasdaq: CERS) and Baxter Healthcare Corporation today reported that the INTERCEPT Plasma System successfully met the primary endpoint of their U.S. Phase IIIb clinical trial. These data further support the safety and therapeutic effectiveness of plasma treated with the INTERCEPT Plasma System, which is being developed to protect against transmission of infectious diseases that may result from plasma transfusions.

"These results are significant because they demonstrate that we can offer the pathogen inactivation process with the INTERCEPT Plasma System while maintaining therapeutic performance," said Stephen T. Isaacs, president and chief executive officer of Cerus. "These results will be added to our arsenal of data supporting the safety and efficacy of the INTERCEPT Plasma System, including preclinical studies demonstrating inactivation of a broad spectrum of blood borne pathogens."

The multicenter randomized, controlled, double blind Phase IIIb trial included 121 patients with acquired defects in coagulation, primarily due to end-stage liver disease. These patients generally require plasma support during surgery or other invasive procedures, including liver transplantation. The trial evaluated the blood clotting function of INTERCEPT plasma compared to untreated plasma to determine whether the pathogen inactivation treatment process affected therapeutic performance. Blood clotting function was measured using prothrombin (PT) and partial thromboplastin (PTT) times, widely used measures of blood clotting function. The primary endpoint of the trial was a comparison of PT and PTT responses between INTERCEPT plasma and untreated plasma during a seven-day treatment period. The results, which achieved the trial's statistical threshold, showed that the ability of INTERCEPT plasma to treat bleeding was statistically comparable to that of untreated plasma. In addition, the safety profile of INTERCEPT plasma was comparable to untreated plasma. Data measuring secondary endpoints, examined in later transfusions, are still being analyzed. The companies will submit data from this study for presentation at a forthcoming scientific meeting.

Approximately seven million plasma transfusions are performed annually in Western Europe, North America and Japan to overcome blood-clotting deficiencies and to facilitate healing. While donated plasma is generally tested for a limited number of specific pathogens, testing does not eliminate the risk of viral contamination. The INTERCEPT Plasma System is being developed to enhance the safety of plasma transfusions by targeting the nucleic acid of a broad spectrum of viruses, bacteria, other pathogens and white blood cells. The companies are currently conducting a 30-patient Phase IIIc trial to evaluate INTERCEPT plasma to treat thrombotic thrombocytopenic purpura, a sporadic disease that requires repeated total blood volume plasma exchange to achieve remission.

Cerus and Baxter are collaborating on the development of the INTERCEPT Blood Systems to enhance the safety of blood transfusions. In a separate release today, the companies announced that the primary endpoint had been met in the U.S. Phase III clinical trial of the INTERCEPT Platelet System. The companies also are preparing to begin a Phase III trial for the INTERCEPT Red Blood Cell System.

ABOUT CERUS

Cerus Corporation is developing medical systems and therapeutics based on its proprietary Helinx™ technology for controlling biological replication. Cerus' most advanced programs are focused on systems to enhance the safety of the blood products used for transfusion. These INTERCEPT Blood Systems, based on the company's Helinx technology, are designed to inactivate viruses, bacteria, other pathogens and white blood cells. The Concord, California-based company also is pursuing therapeutic applications of Helinx technology to treat and prevent serious diseases.

ABOUT BAXTER

Baxter Healthcare Corporation is the principal domestic operating subsidiary of Baxter International (NYSE: BAX). Baxter is a global medical products and services company that, through its subsidiaries, provides critical therapies for people with life-threatening conditions. The company's products and services in bioscience (biopharmaceuticals, vaccines, biosurgery and transfusion therapies), medication delivery and renal therapy are used by health-care providers and their patients more than 100 countries.

Helinx is a trademark of Cerus Corporation
 INTERCEPT Blood System, INTERCEPT Platelet System, INTERCEPT Plasma System and INTERCEPT Red Blood Cell System are trademarks of Baxter International Inc.

Statements in this news release regarding product development and product potential are forward-looking statements that involve risks and uncertainties. Actual results could differ materially from the above forward-looking statements as a result of certain factors, including the risks and uncertainty of the timing and results of clinical trials and other development activities, actions by regulatory authorities at any stage of the development process, additional financing activities, market acceptance of any products, competitive conditions and other factors discussed in the companies' most recent reports on Forms 10K, 10Q and other filings with the Securities and Exchange Commission. More detailed information on the results of the Phase IIIb INTERCEPT Plasma System trial are contained in a report on Form 8-K, being filed with the Securities and Exchange Commission by Cerus concurrently with this news release.

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EXHIBIT 99.1
EXHIBIT 99.1